KPMG LLP

Two Manhattan West

375 9th Avenue, 17th Floor

New York, NY 10001

March 4, 2026

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for MoA Funds Corporation (”MoA Funds”) and, under the date of February 26, 2026, we reported on the financial statements and financial highlights of MoA Funds as of and for the years ended December 31, 2025 and 2024. On February 26, 2026, we were dismissed.

We have read the statements made by the Funds included under Item 8 of Form N-CSR dated February 27, 2026, and we agree with such statements, except that we are not in a position to agree or disagree with MoA Funds’ statement that the change was approved by the Board of Directors upon the recommendation of its Audit Committee or MOA Funds’ statement in section (b) of Item 8 of Form N-CSR.

Very truly yours,

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG

International Limited, a private English company limited by guarantee.